Exhibit 99.2

Tel: 212-885-8000 Fax: 212-697-1299 www.bdo.com	100 Park Avenue New York, NY 10017

Independent Auditor’s Report

Members of

  Stuart Weitzman Holdings, LLC

Fort Lauderdale, Florida

We have audited the accompanying consolidated financial statements of Stuart Weitzman Holdings, LLC, which comprise the consolidated balance sheets as of December 31, 2013 and 2012 and the related consolidated statements of operations and comprehensive income (loss), changes in member’s equity and cash flows for each of the three years in the period ended December 31, 2013 and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stuart Weitzman Holdings, LLC as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in accordance with accounting principles generally accepted in the United States.

Other Matter

In our reports dated February 7, 2013 and February 7, 2012, we expressed an opinion that the consolidated financial statements fairly presented the financial position, results of operations, and cash flows of Stuart Weitzman Holdings, LLC and Subsidiaries as of and for the years ended December 31, 2012 and 2011, respectively. In accordance with accounting principles generally accepted in the United States, the Company has restated the 2012 and 2011 consolidated financial statements because of the departure from the following principle: the Company did not recognize the contingent consideration payable resulting from the acquisition of the Company by the Jones Group Inc. on June 2, 2010. As described in Note 1, the Company has changed its method of accounting for this item and restated its 2012 and 2011 consolidated financial statements for the correction of this misstatement, to conform with accounting principles generally accepted in the United States. Accordingly, our present opinion on the restated 2012 and 2011 consolidated financial statements, as presented herein, is different from that expressed in our previous report.

February 18, 2014

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Stuart Weitzman Holdings, LLC and Subsidiaries

Consolidated Balance Sheets

(amounts in thousands)

December 31,	2013	2012
		(Restated)
Assets
Current:
Cash and cash equivalents	$9,637	$32,282
Trade accounts receivable, net	30,849	21,864
Inventories, net	27,526	21,776
Inventories, consigned	—	283
Prepaid expenses and other current assets	3,601	4,096

Total Current Assets	71,613	80,301
Property and Equipment, Net	34,242	30,826
Intangible Assets, Net	171,639	174,972
Goodwill	115,137	115,137
Other	9,720	10,699

	$402,351	$411,935

Liabilities and Member’s Equity
Current Liabilities:
Accounts payable	$5,507	$3,924
Accrued liabilities	5,801	6,539
Due to customers	2,705	2,020
Distributions payable	—	26,353
Current portion of note payable	—	108
Short-term portion of earn-out payable	—	27,885

Total Current Liabilities	14,013	66,829
Deferred Rent and Lease Incentives	6,786	6,160
Unfavorable Lease Rights, Net	432	1,092
Other Long-Term Liabilities	137	300
Note Payable, Less Current Portion	—	25
Long-Term Portion of Earn-out Payable	1,000	1,000

Total Liabilities	22,368	75,406

Commitments and Contingencies (Notes 5, 7 and 9)
Member’s Equity:
Contributed capital	378,231	358,669
Accumulated deficit	(639)	(23,751)
Accumulated other comprehensive income	2,391	1,611

Total Member’s Equity	379,983	336,529

	$402,351	$411,935

See accompanying notes to consolidated financial statements.

Stuart Weitzman Holdings, LLC and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

(amounts in thousands)

Year ended December 31,	2013	2012	2011
		(Restated)	(Restated)
Net Sales	$269,819	$249,419	$234,263
Cost of Sales	128,623	116,263	114,813

Gross Profit	141,196	133,156	119,450
Selling Expenses	73,760	63,787	50,659
General and Administrative Expenses	34,232	24,269	24,121
Depreciation and Amortization Expenses	11,227	9,066	9,614

Operating Income	21,977	36,034	35,056
Interest (Income) Expense	(462)	88,265	20,034
Other (Income) Expense	(14)	(20)	(49)

Income (Loss) Before Provision for Income Taxes	22,453	(52,211)	15,071
Provision for Income Taxes	143	552	430

Net Income (Loss)	22,310	(52,763)	14,641
Other Comprehensive Income:
Foreign currency translation adjustments	780	712	58

Comprehensive Income (Loss)	$23,090	$(52,051)	$14,699

See accompanying notes to consolidated financial statements.

Stuart Weitzman Holdings, LLC and Subsidiaries

Consolidated Statements of Changes in Member’s Equity

(amounts in thousands)

Years ended December 31, 2013, 2012 and 2011
	Contributed Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
Balances, January 1, 2011, as Reported	$362,038	$(13,381)	$841	$349,498
Restatement adjustment	(191,089)	—	—	(191,089)

Balances, January 1, 2011, as Restated	170,949	(13,381)	841	158,409
Distributions to members	—	(32,492)	—	(32,492)
Change in due to parent	1,801	—	—	1,801
Contributed capital earn-out equity adjustment (Note 1)	(4,559)	19,958	—	15,399
Net income	—	14,641	—	14,641
Foreign currency translation adjustment	—	—	58	58

Balances, December 31, 2011	168,191	(11,274)	899	157,816
Distributions to members	—	(47,967)	—	(47,967)
Change in due to parent	23,755	—	—	23,755
Contributed capital earn-out equity adjustment (Note 1)	166,723	88,253	—	254,976
Net loss	—	(52,763)	—	(52,763)
Foreign currency translation adjustment	—	—	712	712

Balances, December 31, 2012	358,669	(23,751)	1,611	336,529
Contributions by members	—	1,267	—	1,267
Change in due from parent	(8,324)	—	—	(8,324)
Contributed capital earn-out equity adjustment (Note 1)	27,886	(465)	—	27,421
Net income	—	22,310	—	22,310
Foreign currency translation adjustment	—	—	780	780

Balances, December 31, 2013	$378,231	$(639)	$2,391	$379,983

See accompanying notes to consolidated financial statements.

Stuart Weitzman Holdings, LLC and Subsidiaries

Consolidated Statements of Cash Flows

(amounts in thousands)

Year ended December 31,	2013	2012	2011
		(Restated)	(Restated)
Cash Flows From Operating Activities:
Net income (loss)	$22,310	$(52,763)	$14,641
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	9,121	9,066	8,895
Impairment of long-lived assets	—	—	719
Provision for bad debts	325	222	692
Adjustments to acquisition consideration payable	(464)	88,253	19,957
Amortization of deferred lease incentives	(10)	563	422
Loss on disposal of assets	2,106	—	—
Changes in operating assets and liabilities:
Trade accounts receivable	(8,636)	4,611	(7,028)
Inventories	(5,667)	(1,261)	(1,570)
Inventories - consigned	283	109	270
Prepaid expenses and other current assets	525	381	(2,094)
Other assets	1,497	(8,562)	(1,181)
Accounts payable	1,561	(1,400)	980
Accrued liabilities	(707)	(442)	2,564
Acquisition consideration payable	(20,463)	(94,549)	(5,350)
Due to affiliate	(8,688)	23,749	1,801
Deposits from customers	685	460	180
Deferred rent and lease incentives	637	2,031	2,513
Long-term accrued loss	(163)	(173)	(181)

Net Cash (Used In) Provided By Operating Activities	(5,748)	(29,705)	36,230

Cash Flows From Investing Activities:
Purchases of property and equipment	(11,274)	(14,041)	(10,297)
Purchase of intangible asset	—	(146)	—

Net Cash Used In Investing Activities	(11,274)	(14,187)	(10,297)

Cash Flows From Financing Activities:
Cash distributions to member	(25,087)	(33,787)	(34,219)
Contributed capital equity earn-out adjustment	27,421	254,976	15,399
Payments of acquisition consideration payable	(6,958)	(160,427)	(10,048)
Payment of note payable	(131)	(102)	(104)

Net Cash Used In Financing Activities	(4,755)	60,660	(28,972)

Effect of Exchange Rate Changes on Cash	(868)	211	423

Net (Decrease) Increase in Cash and Cash Equivalents	(22,645)	16,979	(2,616)
Cash and Cash Equivalents, Beginning of Year	32,282	15,303	17,918

Cash and Cash Equivalents, End of Year	$9,637	$32,282	$15,302

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
Income taxes	$103	$579	$697
Interest	(462)	88,265	20,034

See accompanying notes to consolidated financial statements.

Stuart Weitzman Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

1. Nature of Business and Significant Accounting Policies

General

Stuart Weitzman Holdings, LLC (the “Company”) was formed as a Delaware limited liability company on March 9, 2005. The Company is a leading designer of ladies footwear, with both wholesale and direct retail operations. The Company designs, imports, and distributes ladies designer shoes, handbags, and accessories. As of December 31, 2013 and 2012, The Jones Group, Inc. (“JGI”) owned 100% of the membership interest in the Company. As of December 31, 2011, JGI owned 55% of the membership interest in the Company.

On December 19, 2013, JGI entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the acquisition of JGI by an affiliate of Sycamore Partners, L.P. and Sycamore Partners A, L.P. (“Sycamore”). Under the terms of the Merger Agreement, which was unanimously approved by JGI’s Board of Directors, Sycamore will acquire all of the outstanding shares of JGI’s common stock for $15.00 per share in cash. The transaction, which is structured as a one-step merger with JGI as the surviving corporation (the “Merger”), is subject to customary closing conditions, including approval of the holders of a majority of JGI’s shares that vote on the proposal to adopt the Merger. Concurrently with the signing of the Merger Agreement, Sycamore entered into separate purchase agreements with certain of its affiliates which provide for the transfer of ownership of the Company to a separately controlled affiliate of Sycamore upon completion of the Merger.

JGI currently plans to complete the proposed Merger in the second fiscal quarter of 2014. However, neither JGI nor the Company can assure that the Merger will be completed nor can they predict the exact timing of the completion of the Merger, because it is subject to the satisfaction of various conditions, many of which are beyond JGI and the Company’s control.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all subsidiaries under the control of the Company. All significant intercompany transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates in amounts that may be material to the consolidated financial statements.

Cash and Cash Equivalents

The Company considers all short-term investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally-insured limits. The Company has not experienced any losses related to these balances. As of December 31, 2013 and 2012, the Company had cash and cash equivalents of approximately $5.9 million and $8.8 million, respectively, maintained in foreign financial institutions which were uninsured.

Stuart Weitzman Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Concentrations of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with various financial institutions. The financial institutions are located throughout the world, and the Company’s policy is designed to limit exposure to any one institution or geographic region. The Company’s periodic evaluations of the relative credit standing of these financial institutions are considered in the Company’s investment strategy.

The Company’s wholesale operations sell primarily to department stores and independent retailers across the United States and internationally. Receivables arising from these sales are not collateralized. As of December 31, 2013 and 2012, three (3) and two (2) wholesale customers accounted for approximately 31% and 26%, respectively, of trade accounts receivable. Credit risk is affected by conditions or occurrences within the economy and the retail industry. The Company maintains an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers and historical trends.

Major Supplier Concentrations

During the years ended December 31, 2013, 2012 and 2011, 2 suppliers in each of the 3 years accounted for 31%, 34% and 34%, respectively, of merchandise purchases.

Trade Accounts Receivable and Allowance for Doubtful Accounts

The Company provides trade credit and financing to its customers in the normal course of business. Accounts receivable are carried at amounts management deems collectible. Accordingly, an allowance is provided in the event an account is considered uncollectible. Adequacy of allowance for doubtful accounts is determined based on management’s analysis of historical bad debt, past due accounts, customer creditworthiness and current economic trends. As of December 31, 2013 and 2012, the Company maintained an allowance for doubtful accounts of approximately $957,000 and $802,000, respectively. The ultimate collectability of accounts receivable may differ from that estimated by management.

The Company maintains a credit insurance policy which provides coverage for certain international customers, subject to their maximum credit limits. As of December 31, 2013 and 2012, aggregate accounts receivable amounts covered under this policy were approximately $1.2 million and $1.4 million, respectively.

Inventories

All inventories are valued at the lower of cost or market, determined by the first-in, first-out method with cost based upon a weighted average method. Inventories consist principally of finished shoes and handbags. Inventory costs include inbound freight and duties. Direct retail operation inventories also include warehousing and freight costs incurred to deliver merchandise to its ultimate point of sale.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation and amortization of property and equipment is provided over the estimated useful lives of the assets or the remaining lease terms, where applicable, using the straight-line method. Maintenance and repairs are charged to earnings as incurred. Upon the disposition or sale of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the consolidated statements of operations and comprehensive income (loss). For the year ended December 31, 2013, the Company recorded approximately $2,106,000 in asset disposals and depreciation expense related to the closure of the SW-1 showroom in Milan, Italy and the closure/remodel of four direct retail store locations.

Stuart Weitzman Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Long-Lived Assets

The Company reviews its long-lived assets, other than indefinite-lived intangible assets, for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such review indicates an asset may not be recoverable, an impairment loss is recognized for the excess of the carrying amount over the fair value of an asset to be held and used or over the fair value less cost to sell of an asset to be disposed. For the year ended December 31, 2011, the Company recorded approximately $719,000 in asset impairments related to one direct retail store location.

Goodwill and Trade Name

Goodwill consists principally of the excess of cost over the fair value of net assets acquired by JGI in its June 2010 acquisition of the Company. Pursuant to financial accounting standards, goodwill is no longer amortized. The Company tests for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. This test is a two-step process. The first step of the impairment test, used to identify potential impairment, compares the fair value of the reporting unit, as defined, with its carrying amount. If the fair value exceeds the carrying amount, the goodwill of the reporting asset is not considered impaired. If the carrying amount exceeds the fair value, the second step must be performed to measure the amount of the impairment loss, if any. The second step compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. An impairment loss would be recognized in an amount equal to the excess of the carrying amount of the reporting unit goodwill over the implied fair value of the goodwill. The Company did not record any impairment charges related to goodwill during the years ended December 31, 2013 and 2012 and 2011.

The Company at least annually tests trade names for impairment through the use of discounted cash flows. The Company did not record any impairment charges relating to trade names in the years ended December 31, 2013, 2012 and 2011.

Foreign Currency Translation

The functional currency of the Company’s foreign subsidiaries is the applicable local currency. Assets and liabilities are translated into U.S. dollars using the current exchange rates in effect at the balance sheet date, while revenues and expenses are translated at the weighted average exchange rates for the period. The resulting translation adjustments are recorded as a component of accumulated other comprehensive income within member’s equity.

Foreign Currency Contracts

The Company is exposed to foreign currency exchange rate fluctuations in the normal course of its business. As part of its risk management strategy, the Company may use derivative instruments to hedge certain foreign currency exposures. The Company’s objective is to offset gains and losses resulting from these exposures with losses and gains on the derivative contracts used to hedge them, thereby reducing volatility of earnings. The Company does not hold or issue derivative financial instruments for trading or speculative purposes.

Financial accounting and reporting standards require that every derivative instrument be recorded in the consolidated balance sheets as either an asset or liability and measured at fair value. It also requires that changes in the derivative’s fair value be recognized currently in earnings, unless specific criteria are met and that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

Stuart Weitzman Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The Company may use forward hedge contracts for the purchase of inventory. Gains and losses from the settlement of forward hedge contracts used for the purchase of inventory are included in cost of sales in the accompanying consolidated statements of operations and comprehensive income (loss).

During the years ended December 31, 2013 and 2012, the Company did not enter into any foreign currency contracts.

Realized and unrealized gains and losses from the settlement of wholesale accounts receivable and payable denominated in foreign currency and from foreign denominated cash balances are included in general and administrative expenses. For the years ended December 31, 2013 and 2012, the Company recognized gains of approximately $64,000 and $843,000 respectively. For the year ended December 31, 2011, the Company recognized losses of approximately $757,000.

Revenue Recognition

Revenue is recognized at the point of sale, which occurs when merchandise is sold in an over-the-counter consumer transaction in the Company’s direct retail operations or for the wholesale operations upon shipment of merchandise when title passes to the customer. Sales taxes collected are not included in reported sales. Revenue associated with gift cards is recognized upon redemption. Allowance for estimated uncollectible amounts, discounts, and returns are provided when sales are recorded based on historical experience. The Company also generates royalty income from the licensing of its trademarks. Revenue earned under these contracts is recognized on the basis of the terms specified in the underlying contractual agreements. Royalty income for the three years ended December 31, 2013, 2012 and 2011 was $1.3 million, $.9 million and $.6 million, respectively.

Shipping and Handling Costs

Freight costs incurred to bring merchandise to retail stores and warehouses are included as a component of inventory and reflected in cost of sales as the product is sold. Freight costs incurred to ship merchandise directly to customers are recorded as a component of cost of sales. For the years ended December 31, 2013, 2012 and 2011, freight and duty costs totaled $10.5 million, $8.5 million and $8.4 million, respectively.

Cost of Sales

All costs incurred to acquire and source inventory are included in cost of sales. The costs include cost of purchased products, raw materials, custom duty, inbound freight, sourcing commissions, and sample and design costs. For the Company’s direct retail operations, cost of goods also includes freight costs to transport products to the Company’s store locations.

Advertising

Advertising costs are expensed at the time the event occurs or the promotion first appears in the media or in the store. In addition, the Company participates in co-op advertising programs with certain of its wholesale customers. For co-op advertising programs where the Company has validated the fair value of the advertising received, co-op advertising costs are reflected as advertising expense. Otherwise, the costs are charged to sales. Total advertising expense for the years ended December 31, 2013, 2012 and 2011 was $18.3 million, $16.1 million and $9.6 million, respectively, and is included in selling expenses.

Stuart Weitzman Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Operating Leases

The Company’s leases for office space and retail stores are accounted for as operating leases. Certain of the Company’s leases include options under which the Company may extend the lease term beyond the initial commitment period, subject to terms agreed to a lease inception. Some leases also include early termination options, which can be exercised under specific conditions. Many of the leases covering retail stores require contingent rentals in addition to the minimum monthly rental charge, based on retail sales volume. The Company records expense for contingent rentals during the period in which the retail sales volume exceeds the respective targets. During the years ended December 31, 2013, 2012 and 2011, the Company recognized approximately $408,000, $190,000 and $300,000, respectively, in lease exit costs related to the closure of four store locations in 2013, two store locations in 2012, and five store locations in 2011. As of December 31, 2013 and 2012, accrued sublease losses of approximately $302,000 and $470,000, respectively, were recognized in connection with the sublease of a closed store location

Construction Allowance Received From Landlords

At the time facilities are initially leased, the Company may receive consideration from landlords to be applied against the cost of leasehold improvements necessary to construct the facility. The Company treats these construction allowances as a lease incentive, as defined by financial accounting standards. The allowances are recorded in the consolidated balance sheets as a deferred rent obligation upon receipt and amortized to income over the lease term as a reduction of rent expense.

Straight-Line Rents and Rent Holidays

The Company records rent expense on a straight-line basis over the lease term for all of its leased facilities in accordance with financial accounting standards. For leases that have predetermined fixed escalations of the minimum rentals, the Company recognizes the related rental expense on a straight-line basis and records the difference between the recognized rental expense and amounts payable under the lease as deferred rent as a liability or asset, as appropriate, on the consolidated balance sheets. At the time facilities are leased, the Company may not be charged rent for a specified period of time. This rent-free period is referred to as a “rent holiday.” In accordance with financial accounting standards, the Company recognizes rent expense over the lease term, including any rent holiday.

Income Taxes

The Company is organized as a limited liability company, which is treated as a partnership for Federal income tax purposes. As such, the Federal taxable income of the Company is reported on the member’s income tax returns. However, the Company owns domestic and foreign corporations and limited liability companies that are taxed at the corporate level for Federal, state, and/or city income tax purposes. The Company recognizes interest and penalties associated with tax matters as part of the income tax provision and include accrued interest and penalties with the related tax liability in the consolidated balance sheets.

Deferred tax assets are recognized for future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred taxes are not material to the consolidated financial statements.

The Company accounts for uncertain tax positions in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740-10, “Income Taxes”. The Company analyzed its tax filing positions in the Federal, state, and foreign jurisdictions where it is required to file income tax returns, as well as for all open tax years in

Stuart Weitzman Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

these jurisdictions. Based on this review, no reserves for uncertain income tax positions were required to be recorded pursuant to ASC 740-10. The Company’s U.S. Federal and state income tax returns prior to fiscal year 2007 are closed and management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax laws and new authoritative rulings.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income includes changes in member’s equity related to foreign currency translation adjustments.

Restatement

The Company has restated the January 1, 2011 member’s equity, the consolidated balance sheet as of December 31, 2012, and the consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2012 and 2011 to properly recognize the contingent consideration payable, and related interest expense, resulting from the acquisition of the Company by JGI. On June 2, 2010, JGI acquired 55% of the membership interests in the Company. Under the terms of the agreement, the acquisition occurred in two stages. JGI made an initial cash payment of $180.3 million for a 55% interest in the Company and a payment for the acquisition of the remaining 45% interest on December 31, 2012 (subject to a final true-up adjustment in early 2013 based upon the financial results of the Company for 2012). At the time of the acquisition, the Company previously recognized all of the identifiable assets and liabilities at fair value under the acquisition method; however, the noncontrolling interest to purchase the remaining 45% was not recognized on these consolidated financial statements. Due to the obligation to purchase the remaining 45% interest, the noncontrolling interest was classified as a liability, with adjustments to the liability recorded as interest expense.

The impact of recording the contingent consideration payable was to reduce opening member’s equity as of January 1, 2011 by $191.1 million. The consolidated balance sheet was restated to reflect both the short-term and long-term portion of the contingent consideration payable in the amount of $27.9 million and $1.0 million, respectively. The consolidated statements of operations and comprehensive income (loss) were restated to increase interest expense and net income by $88.2 million and $20.0 million for the years ended December 31, 2012 and 2011, respectively.

Subsequent Events

The Company has evaluated events and transactions for potential recognition or disclosure through February 18, 2014, the date the consolidated financial statements were available to be issued.

Stuart Weitzman Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

2. Property and Equipment

Property and equipment at December 31, 2013 and 2012 consists of the following (amounts in thousands):

December 31,	2013		2012
	Amount	Useful Lives	Amount	Useful Lives
Leasehold improvements	$41,991	3-10 years	$35,093	3-10 years
Computer equipment and software	3,181	3-5 years	2,613	3-5 years
Furniture and fixtures	7,065	5-7 years	3,871	5-7 years
Machinery and equipment	1,375	3 years	1,273	3 years
Construction-in-progress	771		2,097

Total property and equipment	54,383		44,947
Less: Accumulated depreciation and amortization	(20,141)		(14,121)

Property and equipment, net	$34,242		$30,826

Depreciation expense related to property and equipment during the year ended December 31, 2013 totaled approximately $8.4 million, including approximately $2.1 million recognized as asset disposals related to a wholesale showroom and direct retail store locations. For the year ended December 31, 2012, depreciation expense totaled $5.7 million. Depreciation expense related to property and equipment during the year ended December 31, 2011 totaled approximately $5.9 million, including approximately $.7 million recognized as an impairment of fixed assets related to a direct retail store location.

3. Intangible Assets

As of December 31, 2013 and 2012, the Company’s net intangible assets represent the fair value of amounts recognized in connection with JGI’s June 2, 2010 acquisition of the Company. Intangible assets are recorded at cost, less accumulated amortization and the impact of foreign currency translation.

The Company maintains the following amounts in relation to intangible assets (amounts in thousands):

December 31,	2013		2012
	Amount	Useful Lives	Amount	Useful Lives
Favorable lease rights	$6,562	2-16 years	$6,389	2-16 years
License agreements	940	5 years	940	5 years
Trade name	154,100	Indefinite	154,100	Indefinite
Customer relationships	20,200	10 years	20,200	10 years
Covenant not to compete	3,500	4-5 years	3,500	4-5 years

Total intangible assets	185,302		185,129
Less: Accumulated amortization	(13,663)		(10,157)

Intangible assets, net	$171,639		$174,972

Stuart Weitzman Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Amortization expense related to intangible assets during the years ended December 31, 2013, 2012 and 2011 totaled approximately $3.5 million, $3.8 million and $4.3 million, respectively. The Company is a party to an employment agreement with its founder which includes non-competition and non-solicitation terms during both the period of employment and post-termination. The Company’s future amortization expense related to intangible assets is expected to be (amounts in thousands):

Fiscal year ending
2014	$3,368
2015	2,398
2016	2,333
2017	2,333
2018	2,301
Thereafter	4,806

$17,539

4. Unfavorable Lease Rights

Unfavorable lease rights represent the fair value of amounts recognized in connection with JGI’S June 2, 2010 acquisition of the Company. Unfavorable lease rights are recorded at cost, less accumulated amortization and are being amortized over periods ranging from 5 to 9 years.

Amortization benefit related to unfavorable lease rights during years ended December 31, 2013 2012 and 2011 totaled approximately $661,000, $423,000 and $618,000, respectively, and is included in depreciation and amortization expense in the consolidated statements of operations and comprehensive income (loss). The Company’s future amortization benefit related to intangible assets is expected to be (amounts in thousands):

Fiscal year ending
2014	$191
2015	134
2016	65
2017	32
2018	8
Thereafter	—

$430

5. Leases

The Company leases retail locations, office locations, and equipment. The minimum lease terms for its retail stores range generally from 7 to 10 years. Initial lease terms for office facilities average approximately 10 years. Rent expense (included in selling and general administrative expenses) for operating leases in the years ended December 31, 2013, 2012 and 2011 amounted to $19.0 million, $17.0 million and $12.8 million, respectively.

Stuart Weitzman Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The Company’s future minimum rental payments for non-cancelable operating leases having an initial lease term in excess of one year as of December 31, 2013 are as follows (amounts in thousands):

Fiscal year ending
2014	$17,599
2015	18,421
2016	13,717
2017	13,233
2018	12,914
Thereafter	49,781

Total minimum future rental payments	$125,665

Future minimum rental payments include approximately $6.6 million of commitments under sublease operating agreements with related parties (see Note 6).

6. Related Party Transactions

During the years ended December 31, 2013, 2012 and 2011, the Company purchased merchandise from a supplier in which it has a non-controlling financial interest. The Company’s total purchases from this vendor for the years ended December 31, 2013, 2012 and 2011 were approximately $15.9 million, $16.0 million and $15.7 million, respectively, which amounts represented approximately 14%, 16% and 16%, respectively, of merchandise purchases. The Company’s investment balance and earnings from its investment in this vendor are insignificant.

During the years ended December 31, 2013, 2012, and 2011, JGI allocated a portion of its general and administrative expenses for administrative services that JGI provides to the Company. Allocated expenses for Jones management services, “JMS”, which includes corporate telecom, MIS infrastructure, human resources, payroll and other management services, amounted to $5.6 million, $.2 million, and $-0-, respectively. JGI also allocates a portion of its general corporate overhead to the Company. Where practical, shared administrative services are allocated based on a time-based estimate of services provided. Where not practical, the general corporate overhead expense allocation is based on a percentage of budgeted annual net sales of JGI’s combined business. The JGI general corporate overhead expense allocations amounted to $5.1 million, $3.1 million, and $.9 million, respectively. Due to the nature of these expense allocations, the Company does not represent that these allocated costs would be indicative of the costs the Company would incur if the Company were operating independently.

As discussed above, JGI allocates certain general and administrative costs to the Company. During 2013, JGI changed the method of allocating certain costs, of which the Company applied retrospectively for all periods presented. The impact on the previously issued consolidated financial statements for the years ended December 31, 2012 and 2011 was to increase general and administrative expenses by approximately $.3 million and $.9 million, respectively.

During the years ended December 31, 2013, 2012, and 2011, JGI issued restricted stock awards to Company employees. Included in the JGI general corporate overhead expense allocations are compensation expenses for restricted stock awards to the Company’s employees of $1.9 million, $.3 million, and $.3 million, respectively. Total compensation cost related to unvested awards not yet recognized at December 31, 2013 for Company employees is $2.4 million.

Stuart Weitzman Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

As of December 31, 2013 and 2012, the Company has recorded approximately $17.2 million and $25.5 million of contributed capital from the parent, respectively. Contributions from JGI primarily relate to approximately $-0- and $18.0 million, respectively, in advances for approved investment support, $8.1 million and $3.2 million, respectively, of JGI expense allocations to the Company and $9.1 million and $4.3 million, respectively, of expenses and CAPEX paid by JGI on behalf of the Company.

For the years ended December 31, 2013, 2012 and 2011, the Company recognized approximately $3.5 million, $3.0 million and $2.0 million, respectively, of rent expense in connection with sublease agreements with JGI for the operation of three direct retail store locations.

During the years ended December 31, 2013, 2012 and 2011, the Company has recorded net sales to a related party customer of approximately $2.5 million, $1.2 million, and $.5 million, respectively. Additionally, for the years ended December 31, 2013 and 2012, the Company has recorded trade and other accounts receivable balances from this related party customer of approximately $1.3 million and $.5 million, which is included in trade accounts receivable on the accompanying consolidated balance sheets.

During the years ended December 31, 2013 and 2012, the Company obtained a letter of credit in the amount of approximately $.7 million and $.4 million, respectively, under a JGI facility.

7. Employee Benefit Plan

The Company participates in JGI’s defined contribution plan under Section 401(k) of the Internal Revenue Code (the “Code”). Under the Jones Plan, participants may elect to have up to 50% of their salary (subject to limitations imposed by the Code) deferred and deposited with a qualified trustee, who in turn invests the money in a variety of investment vehicles as selected by each participant. All employee contributions into the Jones Plan are 100% vested.

JGI has elected to make the Jones Plan a “Safe Harbor Plan” under Section 401(k)(12) of the Code. As a result of this election, the Company makes a fully-vested safe harbor matching contribution for all eligible participants amounting to 100% of the first 3% of the participant’s salary deferred and 50% of the next 2% of salary deferred, subject to maximums set by the Department of the Treasury.

Approximately $369,000, $366,000 and $288,000 in employee benefit plan matching contribution was recognized during the years ended December 31, 2013, 2012 and 2011, respectively.

8. Fair Value Measurements

ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820-10 outlines a valuation framework, creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements, and details the disclosures that are required for items measured at fair value. The Company currently does not have non-financial assets and non-financial liabilities that are required to be measured at fair value on a recurring basis.

Stuart Weitzman Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The Company’s financial assets and liabilities are to be measured using inputs from the three levels of the fair value hierarchy, which are as follows:

Level 1 - inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;

Level 2 - inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs); and

Level 3 - unobservable inputs that reflect the Company’s assumptions about the assumptions that market participants would use in pricing assets or liabilities based on the best information available.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company has certain liabilities that are required to be measured at fair value. The following table shows the fair value of its consideration liabilities at December 31, 2013 and 2012 recorded as a result of the acquisition of the Company by JGI, of which the fair value is based on the Company’s projections of financial results and cash flows for the acquired business and a discount factor based on JGI’s weighted average cost of capital, which falls within Level 3 of the fair value hierarchy.

December 31, 2013
Description	Classification	Total Value	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
		(in millions)
Acquisition consideration	Acquisition consideration payable, net of current portion	$1.0	$—	$—	$1.0

	Total liabilities	$1.0	$—	$—	$1.0

December 31, 2012
Description	Classification	Total Value	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
		(in millions)
Acquisition consideration	Current portion of acquisition consideration payable	$27.9	$—	$—	$27.9
Acquisition consideration	Acquisition consideration payable, net of current portion	1.0	—	—	1.0

	Total liabilities	$28.9	$—	$—	$28.9

Stuart Weitzman Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The following table presents the changes in Level 3 acquisition consideration liabilities for 2013 and 2012.

Total Acquisition Consideration Payable
(in millions)
Balance, January 1, 2012	$195.6
Payments	(255.0)
Total adjustments included in earnings	88.3

Balance, December 31, 2012	28.9
Payments	(27.4)
Total adjustments included in earnings	(0.5)

Balance, December 31, 2013	$1.0

The remaining contingent consideration liability related to the acquisition of SWH is $1.0 million. Changes in the fair value of the contingent consideration liability for SWH are reported as adjustments to interest expense. Payment of the remaining liability will be deferred until certain conditions are met.

9. Contingencies

Litigation

The Company is involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such ordinary course of business proceedings and litigation currently pending will not have a material adverse effect on the Company’s consolidated results of operations or financial position. All legal costs associated with litigation are expensed as incurred.